Exhibit 99.1

KYNDRYL REPORTS FIRST QUARTER FISCAL 2024 RESULTS

AND RAISES ITS FULL-YEAR EARNINGS OUTLOOK

Strong execution of the ‘three-A’s’ strategy drives higher earnings

●	Revenues for the quarter ended June 30, 2023 total $4.2 billion, pretax loss is $109 million, and net loss is $141 million
●	Adjusted EBITDA is $612 million, adjusted pretax income is $47 million, and adjusted net income is break-even
●	Raising fiscal year 2024 adjusted EBITDA margin outlook to approximately 14%
●	Raising fiscal year 2024 adjusted pretax income outlook to at least $100 million

NEW YORK, August 7, 2023 — Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended June 30, 2023, the first quarter of its 2024 fiscal year.

“We’re relentlessly transforming our business, and this past quarter represented an important turning point. We now expect to generate adjusted pretax profit this fiscal year and going forward. This return to profit, driven by our strong execution, positions us well to deliver the significant margin expansion we’ve targeted,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

Results for the Fiscal First Quarter Ended June 30, 2023

For the first quarter, Kyndryl reported revenues of $4.2 billion, a year-over-year decline of 2% and 1% in constant currency. The Company reported a pretax loss of $109 million and a net loss of $141 million, or ($0.62) per diluted share, in the quarter, compared to a net loss of $250 million, or ($1.11) per diluted share, in the prior-year period. The net loss in the quarter included $100 million of anticipated transaction-related costs and workforce rebalancing charges. Cash flow from operations was ($173) million in this seasonally weak quarter for cash flow.

Adjusted pretax income was $47 million, an increase of $97 million compared to adjusted pretax loss of $50 million in the prior-year period. Currency movements had a negative year-over-year impact of approximately $6 million on adjusted pretax income. Adjusted net income in the quarter was break-even.

Adjusted EBITDA of $612 million increased 25% compared to $491 million in the prior-year period, primarily driven by progress on the Alliances, Advanced Delivery and Accounts initiatives, offset by a software cost increase of $50 million and unfavorable currency movements of approximately $15 million. Adjusted free cash flow was ($106) million.

“We’re off to a strong start in our new fiscal year. We grew our adjusted pretax and adjusted EBITDA margins significantly in the quarter, driven by continued progress on our three-A initiatives and transforming how we operate. And importantly, we continue to sign new business and renewals with meaningfully higher margins than our pre-spin, legacy contracts,” said Kyndryl Chief Financial Officer David Wyshner.

Recent Developments

●	Alliances initiative – In the first quarter, Kyndryl recognized more than $80 million in revenue tied to cloud hyperscaler alliances, progressing well toward the Company’s hyperscaler revenue target of more than $300 million for fiscal year 2024.
●	Advanced Delivery initiative – To date, Kyndryl has redeployed more than 6,500 delivery professionals to serve new revenue streams and backfill attrition. This has generated annualized savings of approximately $375 million as of quarter-end, which is well ahead of the trajectory needed to achieve the Company’s $450 million fiscal 2024 year-end objective. Automation and the Kyndryl Bridge platform, powered by AI, are driving this progress.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to more than $300 million of annualized benefits, on track to achieve or exceed the Company’s $400 million fiscal 2024 year-end goal.
●	Projected margin on recent signings – In the quarter, projected pretax margins associated with total signings were in the high-single-digit range, which aligns with levels achieved throughout fiscal 2023 and reflects the Company’s focus on margin expansion.
●	Separation-related costs – Kyndryl’s reported results for the fiscal first quarter reflect $42 million of transaction-related costs, primarily related to systems migrations associated with the Company’s spin-off. Separation-related costs are expected to end this year.

Fiscal Year 2024 Outlook

Kyndryl is raising its fiscal 2024 adjusted EBITDA margin outlook to approximately 14% from its prior projection of 12% – 13%, and now expects its fiscal 2024 adjusted pretax income to be at least $100 million.

The Company is reaffirming its constant-currency revenue outlook and its fiscal 2024 targets for the benefits from its three-A initiatives, and noted that it expects its fiscal 2024 adjusted free cash flow will be positive.

Earnings Webcast

Kyndryl’s earnings call for the first fiscal quarter is scheduled to begin at 8:30 a.m. ET on August 8, 2023. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on August 8, 2023. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim,” “believe” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s spin-off from IBM; failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; inability to attract and retain key personnel and other skilled employees; the impact of local legal, economic, political, health and other conditions; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; its implementation of a new enterprise resource planning system and other systems and processes; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; risks relating to cybersecurity and data privacy; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and may be further updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reason, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended June 30,
	2023	2022
Revenues	$4,193	$4,288

Cost of services	$3,449	$3,677
Selling, general and administrative expenses	720	694
Workforce rebalancing charges	58	4
Transaction-related costs	42	103
Interest expense	29	20
Other expense (income)	5	(3)
Total costs and expenses	$4,302	$4,493

Income (loss) before income taxes	$(109)	$(205)
Provision for income taxes	$32	$45
Net income (loss)	$(141)	$(250)

Earnings per share data
Basic earnings (loss) per share	$(0.62)	$(1.11)
Diluted earnings (loss) per share	(0.62)	(1.11)

Weighted-average basic shares outstanding	227.9	225.3
Weighted-average diluted shares outstanding	227.9	225.3

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended June 30,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$1,164	$1,168	0%	0%
Japan	610	634	(4%)	2%
Principal Markets[1]	1,484	1,516	(2%)	(2%)
Strategic Markets[1]	935	970	(4%)	(4%)
Total revenue	$4,193	$4,288	(2%)	(1%)
Adjusted EBITDA[2]
United States	$236	$200
Japan	100	115
Principal Markets	167	100
Strategic Markets	133	96
Corporate and other[3]	(24)	(20)
Total adjusted EBITDA	$612	$491

	June 30,	March 31,
Balance Sheet Data	2023	2023
Cash and equivalents	$1,507	$1,847
Debt (short-term and long-term)	3,283	3,221

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

In the three months ended June 30, 2023, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $21 million and $4 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $16 million and $9 million, respectively, when compared to the three months ended June 30, 2022, due to a “zero-sum” amendment of the contract with the software provider.

3 Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Three Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(141)	$(250)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	210	228
Depreciation of right-of-use assets	91	85
Amortization of transition costs and prepaid software	325	293
Amortization of capitalized contract costs	138	111
Amortization of acquisition-related intangible assets	8	14
Stock-based compensation	22	26
Deferred taxes	26	46
Net (gain) loss on asset sales and other	29	2
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(418)	(369)
Right-of-use assets and liabilities (excluding depreciation)	(103)	(84)
Workforce rebalancing liabilities	(23)	6
Receivables	53	222
Accounts payable	(143)	(14)
Taxes	(25)	12
Other assets and other liabilities	(222)	(224)
Net cash provided by (used in) operating activities	$(173)	$104

Cash flows from investing activities:
Capital expenditures	$(100)	$(213)
Proceeds from disposition of property and equipment	6	7
Other investing activities, net	(19)	(13)
Net cash used in investing activities	$(113)	$(218)

Cash flows from financing activities:
Debt repayments	$(30)	$(28)
Common stock repurchases for tax withholdings	(7)	(13)
Other financing activities, net	(1)	—
Net cash provided by (used in) financing activities	$(38)	$(41)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(15)	$(111)
Net change in cash, cash equivalents and restricted cash	$(339)	$(266)

Cash, cash equivalents and restricted cash at beginning of period	$1,860	$2,154
Cash, cash equivalents and restricted cash at end of period	$1,521	$1,888

Supplemental data
Income taxes paid, net of refunds received	$65	$8
Interest paid on debt	$46	$38

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs, charges related to ceasing to use leased / fixed assets, charges related to lease termination, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and foreign currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease termination, transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease termination, workforce rebalancing payments and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value.

Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss) to
adjusted pretax income (loss), adjusted EBITDA,
adjusted net income (loss) and adjusted EPS	Three Months Ended June 30,
(in millions, except per share amounts)	2023	2022
Net income (loss) (GAAP)	$(141)	$(250)
Provision for income taxes	32	45
Pretax income (loss) (GAAP)	$(109)	$(205)
Workforce rebalancing charges	58	4
Charges related to ceasing to use leased/fixed assets and lease terminations	10	—
Transaction-related costs	42	103
Stock-based compensation expense	22	26
Amortization of acquisition-related intangible assets	8	14
Other adjustments[2]	16	9
Adjusted pretax income (loss) (non-GAAP)	$47	$(50)
Interest expense	29	20
Depreciation of property, equipment and capitalized software	210	228
Amortization of transition costs and prepaid software	325	293
Adjusted EBITDA (non-GAAP)	$612	$491
Operating margin[1]	(1.8)%	(4.4)%
Adjusted EBITDA margin	14.6%	11.5%

Adjusted pretax income (loss) (non-GAAP)	$47	$(50)
Provision for income taxes (GAAP)	(32)	(45)
Tax effect of non-GAAP adjustments	(15)	(5)
Adjusted net income (loss) (non-GAAP)	$0	$(100)
Diluted weighted average shares outstanding	227.9	225.3
Diluted earnings (loss) per share (GAAP)	$(0.62)	$(1.11)
Adjusted diluted earnings (loss) per share (non-GAAP)	0.00	(0.44)

1 Operating margin is calculated by dividing net income (loss) less income taxes, interest expense and other expense (income), by revenue.

2 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, and foreign currency impacts of highly inflationary countries.

Reconciliation of cash flow from operations	Three Months Ended June 30,
to adjusted free cash flow (in millions)	2023	2022
Cash flows from operating activities (GAAP)	$(173)	$104
Plus: Transaction-related payments	42	65
Plus: Workforce rebalancing payments	79	5
Plus: Significant litigation payments	33	—
Plus: Payments related to lease terminations and ceasing to use fixed assets	7	—
Less: Net capital expenditures	(94)	(206)
Adjusted free cash flow (non-GAAP)	$(106)	$(32)

	Three Months Ended June 30,		Fiscal Year-to-date
Signings (in billions)	2023	2022	2023	2022
Signings[1]	$2.8	$2.9	$3.6	$3.3

[1]

Signings for the quarter ended June 30, 2023 declined by 5%, and 5% in constant currency, compared to the quarter ended June 30, 2022. Fiscal year-to-date signings are a preliminary estimate, are measured through July 31, and increased 9%, and 9% in constant currency, compared to the prior-year period.